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                                                                       Exhibit 5

                                                                   July 11, 2003

Lyondell Chemical Company
Lyondell Chemical Nederland, Ltd.
ARCO Chemical Technology, Inc.
ARCO Chemical Technology, L.P.
One Houston Center
1221 McKinney, Suite 700
Houston, Texas 77010

Gentlemen:

     As set forth in the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Lyondell Chemical Company, a Delaware corporation ("Lyondell"), Lyondell Chemical Nederland, Ltd., a Delaware corporation ("LCNL"), ARCO Chemical Technology, Inc., a Delaware corporation ("ACTI"), and ARCO Chemical Technology, L.P., a Delaware limited partnership ("ACTLP"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of (i) $325 million aggregate principal amount of 10 1/2% Senior Secured Notes due 2013 (the "New Notes") to be offered by Lyondell in exchange (the "Exchange Offer") for a like principal amount of its issued and outstanding unregistered 10 1/2% Senior Secured Notes due 2013 (the "Outstanding Notes") and (ii) the related subsidiary guarantees of the New Notes by LCNL, ACTI and ACTLP (the "Guarantees"), we are passing upon certain legal matters in connection with the New Notes and the Guarantees for Lyondell, LCNL, ACTI and ACTLP. The New Notes are to be issued under an Indenture dated as of May 20, 2003 among Lyondell, the Subsidiary Guarantors party thereto and The Bank of New York, as trustee (the "Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

     In our capacity as counsel to Lyondell, LCNL, ACTI and ACTLP in connection with the matters referred to above, we have examined the following: (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of Lyondell, the Certificate of Incorporation and Bylaws of LCNL, the Certificate of Incorporation and the Bylaws of ACTI, and the Certificate of Limited Partnership and Partnership Agreement of ACTLP, each as amended to date,
(ii) the Indenture and (iii) the originals, or copies certified or otherwise identified, of corporate records of Lyondell, LCNL, ACTI and ACTLP, including minute books of Lyondell, LCNL, ACTI and ACTLP as furnished to us by Lyondell, LCNL, ACTI and ACTLP, certificates of public officials and of

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Lyondell Chemical Company
Lyondell Chemical Nederland, Ltd.
ARCO Chemical Technology, Inc.
ARCO Chemical Technology, L.P.
July 11, 2003
Page 2

representatives of Lyondell, LCNL, ACTI and ACTLP, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such an opinion, we have relied upon certificates of officers of Lyondell, LCNL, ACTI and ACTLP with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that all signatures on documents examined by us are genuine, all documents submitted to us are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof.

     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that when (i) the Registration Statement has become effective under the Act and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the New Notes have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for the Outstanding Notes tendered pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated by the Registration Statement, (a) the New Notes will constitute legal, valid and binding obligations of Lyondell, enforceable against it in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) the Guarantees will constitute legal, valid and binding obligations of each of LCNL, ACTI and ACTLP, enforceable against each of LCNL, ACTI and ACTLP in accordance with their terms, except to the extent that the enforceability thereof may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     The opinion set forth above is based on and limited in all respects to matters of the federal laws of the United States, the General Corporation Law of the State of Delaware, the Revised Uniform Limited Partnership Act of the State of Delaware and the contract law of the State of New York, each as currently in effect.

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Lyondell Chemical Company
Lyondell Chemical Nederland, Ltd.
ARCO Chemical Technology, Inc.
ARCO Chemical Technology, L.P.
July 11, 2003
Page 3

     We hereby consent to the filing of this opinion of counsel as Exhibit 5 to the Registration Statement and to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                   Very truly yours,

                                   BAKER BOTTS L.L.P.

SAM/ERH